Exhibit 99.1

FOR IMMEDIATE RELEASE

Minerva Neurosciences Announces Financing of up to $200 Million to Advance

Roluperidone for the Treatment of Negative Symptoms in Patients with

Schizophrenia Through a Phase 3 Confirmatory Trial and Resubmission of its New

Drug Application and Preparation for US Commercial Launch, if Approved

•	Minerva secures $80 million up front and up to an additional $80 million subject to the full exercise of Tranche A warrants.

•	Minerva and the FDA have defined a path forward for roluperidone’s clinical development and NDA resubmission.

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Further $40 million proceeds may be received in connection with cash exercise of Tranche B warrants contingent upon achievement of milestone event. With the proceeds of the financing and alignment with the FDA, Minerva is expected to be sufficiently funded through the confirmatory Phase 3 trial for roluperidone and the resubmission of its New Drug Application (NDA) to the FDA.

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Up to three additional directors with significant schizophrenia clinical trial experience are expected to be appointed to the board of directors to further strengthen and support Minerva’s clinical operations team.

BURLINGTON, Mass. – October 21, 2025 (GLOBE NEWSWIRE) – Minerva Neurosciences, Inc. (Nasdaq: NERV) (the “Company”), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system disorders, today announced that the Company has entered into a securities purchase agreement with certain institutional investors (the “Purchasers”) that will provide up to $200 million in gross proceeds, before deducting placement agent fees and other expenses, to Minerva through a private placement that includes initial upfront funding of $80 million in exchange for shares of the Company’s Series A preferred stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock”) and up to an additional $80 million in gross proceeds if all Tranche A warrants are exercised, subject to the terms and conditions specified therein. Additional proceeds of $40 million may be received if all Tranche B warrants are exercised by cash payment upon the achievement of milestone event as further described below.

In conjunction with the financing, Minerva will increase the size of its board of directors and will appoint up to three directors, expected to have significant schizophrenia clinical trial experience, designated by the investors to strengthen and support clinical operations management and the conduct of the confirmatory Phase 3 trial of roluperidone. The closing of the private placement is expected to occur on or about October 23, 2025, subject to customary closing conditions.

This private placement follows the Company’s announcement in August of its alignment with the U.S. Food and Drug Administration (“FDA”) on the design of the confirmatory Phase 3 trial of roluperidone. The financing is led by Vivo Capital LLC, with participation from new and existing investors including Janus Henderson Investors, Federated Hermes Kaufmann Funds, Farallon Capital Management, Coastlands Capital, Balyasny Asset Management, Logos Capital, BSQUARED Capital, Trails Edge Capital Partners, Ally Bridge Group, Foresite Capital and Spruce Street Capital as well as several healthcare-focused funds, with Jefferies LLC acting as sole placement agent.

Minerva expects that the net proceeds of this private placement will be used to finance the confirmatory Phase 3 trial of roluperidone including upsizing the trial, preparation and resubmission of its NDA, the readiness of the commercial launch of roluperidone in the U.S., if approved, and for working capital and general corporate purposes.

“Minerva is developing roluperidone for the treatment of patients suffering from the negative symptoms of schizophrenia. We will now refocus all of our efforts on the successful execution of the confirmatory trial with the objective of demonstrating that roluperidone can effectively treat patients with impairing negative symptoms. I would like to thank the FDA for their engagement in defining a path forward for roluperidone’s development. Their guidance and advice, including the FDA Public Meeting in August 2024 has been invaluable. I would also like to thank our investors for their confidence in our ability to advance roluperidone and for providing the financial resources necessary to enable Minerva to conduct the confirmatory Phase 3 trial and, if successful make roluperidone available to millions of patients worldwide,” said Dr. Remy Luthringer, Chairman and Chief Executive Officer of Minerva.

About the Private Placement

Pursuant to the securities purchase agreement, Minerva is expected to issue to Purchasers (i) an aggregate of $80 million in shares of its Series A Convertible Preferred Stock and (ii) two tranches of warrants that are exercisable for shares of the Company’s Series A Convertible Preferred Stock as follows:

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Tranche A warrants for an aggregate exercise price of $80 million are immediately exercisable and may only be exercised for cash. Tranche A warrants will remain exercisable until ten days following the date on which Minerva publicly announces that it has achieved, on a statistically significant basis, the primary endpoint of its Phase 3 confirmatory trial of roluperidone in schizophrenia at the 12-week timepoint (the “Milestone Event”); and

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Tranche B warrants for an aggregate cash exercise price of $40 million will become exercisable upon the earlier of: (i) achievement of the Milestone Event and (ii) three years after the date of issuance of the Tranche B warrants. Tranche B warrants may be exercised by a cashless exercise and will expire on the four-year anniversary of the date of issuance of the Tranche B warrants. In addition, Tranche B warrants will be forfeited proportionally in the event of a sale of the shares of Series A Convertible Preferred Stock purchased at the closing, or of the shares of the Company’s common stock (the “Common Stock”) converted from such shares of Series A Convertible Preferred Stock.

Shares of Series A Convertible Preferred Stock will be issued at a price of $1,000.00 per share (the “Original Per Share Price”). Conversion of the Series A Convertible Preferred Stock into shares of Common Stock is subject to approval by the Company’s stockholders. Each share of Series A Preferred Stock will be convertible into a number of shares of Common Stock obtained by dividing the Original Per Share Price by $2.11 (the “Conversion Price”).

Upon completion of the private placement, the Purchasers have the right to appoint three additional members to Minerva’s board of directors. In addition, pursuant to the securities purchase agreement, Minerva will establish a Scientific Advisory Board (“SAB”) to provide oversight and support to the confirmatory Phase 3 trial of roluperidone.

The Company will file a proxy statement for, among other things, a vote of its stockholders to approve the issuance of common stock upon conversion of the Series A Preferred Stock. The securities to be sold in the private placement are being offered in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the Act. The Company has agreed to file a resale registration statement with the U.S. Securities and Exchange Commission (the “SEC”) for purposes of registering the resale of the Common Stock issuable in connection with the private placement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Design of the Confirmatory Phase 3 Trial

Consistent with the Company’s two previous clinical trials for roluperidone (C03 and C07), the confirmatory Phase 3 trial will include patients diagnosed with schizophrenia who present with stable impairing negative symptoms and stable positive symptoms for the six months prior to entering the trial. The FDA has confirmed that roluperidone can be studied in monotherapy, as in the two previous clinical trials (C03 & C07). The confirmatory Phase 3 trial will evaluate a 64 mg dose of roluperidone in a 1:1 randomized double-blind, placebo controlled study design. Previous studies (C03 & C07) tested both 32 mg and 64 mg doses of roluperidone.

The FDA also confirmed that the sole primary endpoint to assess efficacy would be the change from Baseline in PANSS Marder negative symptoms factor score (NSFS) at 12 weeks of treatment with roluperidone compared to placebo. Minerva agreed with FDA that best efforts will be made to secure 25-30% of patients from the U.S., subject to competitive recruitment. The FDA and Minerva have agreed that, to support a monotherapy indication, they will assess relapses of positive symptoms on an observational basis for at least 52 weeks in patients treated in monotherapy with roluperidone, placebo or antipsychotics. The FDA stated it would consider a resubmission of the NDA that included a double-blind, placebo- or active-controlled trial of roluperidone with a duration of at least 52 weeks with the efficacy primary endpoint at week 12.

About Negative Symptoms of Schizophrenia

Schizophrenia is a complex and disabling psychiatric disorder that affects millions of adults worldwide imposing a substantial health, social, and economic burden. Symptoms of schizophrenia are described in terms of positive, negative and cognitive symptoms. Negative symptoms are extremely debilitating and ultimately prevent people from being able to live independently. Negative symptoms include blunted affect, alogia, avolition, anhedonia, and asociality. People suffering with impairing negative symptoms often require comprehensive care from healthcare systems and families and experience a reduced quality of life including significantly greater conceptual disorganization and psychosis, increased likelihood of hospitalization, poorer social functioning, pronounced social cognitive impairment, increased likelihood of unemployment or low-quality employment.

Approximately 50-60% of people living with schizophrenia experience at least one primary/disease related negative symptom. Although antipsychotics have been shown to reduce positive symptoms (i.e., delusions and hallucinations) and can reduce secondary negative symptoms (i.e., the negative symptoms associated with psychosis, delusions and treatment with antipsychotics) the primary negative symptoms (i.e., fundamental to the disease) do not respond to antipsychotics. While several antipsychotics are approved by the FDA for the treatment of schizophrenia, none are specifically approved to treat negative symptoms, which the FDA has acknowledged is currently an unmet medical need.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include, but are not limited to, statements herein with respect to implied or express statements regarding the aggregate amount of proceeds to be received from the private placement, the closing of the private placement, and the anticipated use of proceeds from the private placement; Minerva’s expected funding through the confirmatory Phase 3 trial for roluperidone and the resubmission of its NDA to the FDA; Minerva’s plans to refocus efforts on the successful execution of the Phase 3 trial; Minerva’s belief in roluperidone’s potential as a safe and effective therapy for the treatment of negative symptoms of schizophrenia and critical need and market opportunities for such treatment; the design and results of the contemplated Phase 3 trial; and the appointment of three additional directors with significant schizophrenia clinical trial experience. These forward-looking statements are based on our current expectations and may differ materially from actual results due to a variety of factors including, without limitation, Minerva’s future financial performance and position may not improve, resulting in difficulties in implementing Minerva’s business strategy, and plans and objectives for future operations; the expected sufficiency of Minerva’s existing cash resources and runway may not be accurate resulting in the need for additional financing sooner than anticipated or unexpected liquidity constraints; the internal and external costs required for Minerva’s ongoing and planned activities, and the resulting impact on expense and use of cash, may be higher than expected, which may cause the company to use cash more quickly than expected or to change or curtail some of Minerva’s plans or both; trials and studies may be delayed and may not have satisfactory outcomes, and earlier trials and studies may not be predictive of later trials and studies; the design and rate of enrollment for clinical trials, including the current design of the Phase 3 confirmatory trial evaluating roluperidone may not enable successful completion of the trial(s); the commercial opportunity for roluperidone in negative symptoms of Schizophrenia may be smaller than anticipated; Minerva may be unable to obtain and maintain regulatory approvals; Minerva may experience uncertainties inherent in the initiation and completion of clinical trials and clinical development; the need to align with collaborators or partners may hamper or delay development and regulatory efforts or increase costs; uncertainties of patent protection and litigation; general economic conditions; and other factors that are described under the caption “Risk Factors” in Minerva’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on February 25, 2025, as updated by its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. Copies of reports filed with the SEC are posted on Minerva’s website at http://ir.minervaneurosciences.com/. The forward-looking statements in this press release are based on information available to the Company as of the date hereof, and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Contact:

Investor inquiries:

Frederick Ahlholm

Chief Financial Officer

Minerva Neurosciences, Inc.

info@minervaneurosciences.com

Media inquiries:

Helen Shik

Principal

Shik Communications LLC

helen@shikcommunications.com